Exhibit 99.1

89bio Announces Appointment of Kathy LaPorte to its Board of Directors

SAN FRANCISCO, November 3, 2021 (GLOBE NEWSWIRE) — 89bio, Inc. (Nasdaq: ETNB), a clinical-stage biopharmaceutical company focused on the development and commercialization of innovative therapies for the treatment of liver and cardio-metabolic diseases, today announced the appointment of Kathy LaPorte to its Board of Directors, effective immediately. Ms. LaPorte brings deep expertise and valuable experience in the industry to the Company.

“It is a pleasure to welcome Kathy, an esteemed industry leader, to our Board of Directors,” said Rohan Palekar, Chief Executive Officer of 89bio. “Kathy has a strong track record for enhancing operational capabilities to drive growth. Her extensive experience serving on numerous public boards, and her diverse background across the biotech industry will be invaluable as we continue efforts to advance our ongoing clinical development program for BIO89-100: a highly differentiated FGF21 analog with a validated and potentially transformational profile for patients suffering from NASH. Kathy is a tremendous addition to our board, and we look forward to working with her.”

Ms. LaPorte added, “I am delighted to join 89Bio, whose emerging data suggests BIO89-100 has the potential to combine strong efficacy, a favorable safety and tolerability profile, and potentially best-in-class dosing convenience. I look forward to working with 89bio’s outstanding team to advance the company’s mission.”

Ms. LaPorte brings over 30 years of experience in executive leadership and venture investing within the biotech industry. Ms. LaPorte previously served as Chief Executive Officer and Board Member of Nodality Inc. Ms. LaPorte was a Co-Founder of Health Tech Capital and a Founding Partner of New Leaf Venture Partners, which was a spin-out from the Sprout Group, where she served as a General Partner. She has extensive Board experience and currently serves on the Boards of Bolt Biotherapeutics (NASDAQ: BOLT), Precipio Inc., (NASDAQ: PRPO), and Phoenix Biotech Acquisition Corporation (NASDAQ: PBAXU). Additionally, Ms. LaPorte has served on multiple public boards including Onyx Pharmaceuticals (NASDAQ: ONXX), Affymax (NASDAQ: AFFY), and ISTA Pharmaceuticals (NASDAQ: ISTA). Ms. LaPorte received her MBA from the Stanford University Graduate School of Business and her B.S. in Biology from Yale University.

About 89bio

89bio is a clinical-stage biopharmaceutical company dedicated to the development of best-in-class therapies for patients with liver and cardiometabolic diseases who lack optimal treatment options. The company is focused on rapidly advancing its lead candidate, BIO89-100, through clinical development for the treatment of non-alcoholic steatohepatitis (NASH) and severe hypertriglyceridemia (SHTG). BIO89-100 is a specifically engineered, potentially best-in-class fibroblast growth factor 21 (FGF21) analog with unique glycoPEGylated technology that optimizes biological activity through an extended half-life. The company is headquartered in San Francisco with operations in Herzliya, Israel. For more information, visit www.89bio.com or follow the company on LinkedIn.

Investor Contact:

Ryan Martins

Chief Financial Officer

investors@89bio.com

Media Contact:

Peter Duckler

773-343-3069

pduckler@w2ogroup.com